Exhibit 99.1

Eargo Reports Second Quarter 2023 Financial Results

Recent Highlights:

•
Net revenues of $8.1 million in the second quarter of 2023, up 12% year-over-year
•
Gross systems shipped of 5,098, up 14 % year-over-year
•
GAAP total operating loss $25.8 million in the second quarter of 2023, compared to $31.4 million in the second quarter of 2022
•
In connection with the implementation of the announced cost reduction plan, the Company expects to extend net operating cash runway into the second half of 2024

SAN JOSE, Calif., August 10, 2023 – Eargo, Inc. (Nasdaq: EAR) ("Eargo" or the "Company"), a medical device company on a mission to improve hearing health, today reported its financial results for the second quarter ended June 30, 2023.

William Brownie, Interim CEO and COO, said, “Through the first half of 2023, we made incremental progress on our key retail, insurance, and innovation initiatives as we continue to evolve Eargo into a true omni-channel business. While each of these initiatives will take time to fully implement and refine, we are pleased that with each quarter we have made progress on that evolution.”

“Our core direct-to-consumer cash-pay segment has been stable through 2023 as compared to 2022. We continue to focus on lowering customer acquisition costs through further optimizing media spend and maintaining an efficient inside sales force. Meanwhile, demand from consumers interested in purchasing Eargo devices through our evolving retail channel continues to develop following our launch in Victra’s approximately 1,500 retail locations nationwide and the FDA’s over-the-counter final rule. As expected, retail shipment volume was lower sequentially in the second quarter, following the large stocking order by Victra following the launch of Eargo 7 in the first quarter. We see continued value in our partnership and are committed to this important sales channel as part of our omni-channel strategy. We anticipate that our insurance channels will be a priority of the Company as we continue to work with payors to establish coverage for Eargo and to establish relationships with health plans, benefits managers, and managed care providers following the OTC final rule.”

Mr. Brownie concluded, “As part of our previously announced cost reduction plan, we are taking steps to further streamline our business and significantly reduce cash burn to provide an extended runway to execute our omni-channel strategy. While this difficult decision will result in a reduced overall workforce, we plan to maintain top talent across key functions, which we believe will allow us to continue to satisfy consumer demand across our omni-channel and support existing customers as well as support our insurance channel strategy and innovation priorities. The cost reduction plan is expected to reduce our go-forward cash burn estimates, and we anticipate this reduced burn rate will extend our net operating cash runway into the second half of 2024. Lastly, Christian Gormsen, Eargo’s CEO for seven years, departed from the Company in June. On behalf of the entire Eargo organization, I want to thank Christian for his many contributions over the years and wish him well in his new endeavors.”

Second Quarter 2023 Financial and Operating Results

During the second quarter of 2023, we announced a cost reduction plan intended to optimize our cost structure and operating model. We currently expect the cost reduction plan to be substantially implemented through the end of fiscal 2023 and estimate that we will incur one-time charges of approximately $3.5 million to $5.0 million in connection with the plan. The majority of the costs we expect to incur in connection with the cost reduction plan will be recorded as they are incurred and are therefore not reflected in the discussion below.

Gross systems shipped for the second quarter of 2023 were 5,098, compared to 4,455 during the second quarter of 2022. The year-over-year increase in shipment volume was largely driven by sales of our Eargo hearing aids to Victra, our largest retail partner, for in-person customer sales at its approximately 1,500 store locations across the United States. We are currently unable to predict the timing or size of any future Victra orders, which may impact our net revenue and the consistency of our results on a sequential and quarterly basis.

The sales returns rate for the second quarter of 2023 was 34.2%, compared to 33.3% in the second quarter of 2022. The year-over-year increase in the sales returns rate in the second quarter of 2023 was primarily due to a higher sales returns rate for systems sold to Victra.

Net revenue was $8.1 million for the second quarter of 2023, compared to $7.2 million for the second quarter of 2022. The year-over-year increase was driven by the increase in gross systems shipped.

Gross profit for the second quarter of 2023 was $1.6 million, compared to gross profit of $2.5 million for the second quarter of 2022. Gross margin was 20.1% for the second quarter of 2023, compared with 34.7% for the second quarter of 2022. The year-over-year decrease in gross margin was primarily due to rework costs of $0.8 million to address loss of charging capacity in certain of our hearing aids in inventory and impairment charges of $0.8 million related to previously capitalized software costs, which, when combined, reduced gross margins in the second quarter of 2023 by approximately 20%.

Total operating expenses were $27.4 million, or 338.4% of net revenues, for the second quarter of 2023, compared with $34.0 million, or 468.6%, for the second quarter of 2022.

Sales and marketing expenses were $12.6 million, or 155.7% of net revenues, for the second quarter of 2023, compared with $12.7 million, or 175.7%, for the second quarter of 2022. Lower media spend in the second quarter of 2023 compared to the corresponding prior year period was offset by increases in personnel and personnel-related costs.

Research and development expenses were $5.4 million, or 66.2% of net revenues, for the second quarter of 2023, compared with $3.9 million, or 53.5%, for the second quarter of 2022. The year-over-year increase was primarily driven by higher personnel-related costs, partially offset by lower third-party costs.

General and administrative expenses were $9.4 million, or 116.5% of net revenues, for the second quarter of 2023, compared with $17.3 million, or 239.3%, for the second quarter of 2022. The year-over-year decrease was primarily driven by a reduction in general corporate costs related to legal, consulting and other professional fees that were driven by activities related to litigation, financing and compliance matters in the second quarter of 2022. The decrease in general and administrative expense also includes a net increase in personnel and personnel-related costs of $1.1 million, which includes a $0.5 million increase in headcount and a $1.6 million increase related to employee workforce reduction costs for severance and related benefits, partially offset by a $1.0 million credit related to the reversal of previously expensed stock-based compensation associated with forfeited equity awards.

Excluding stock-based compensation expense, non-GAAP operating expenses for the second quarter of 2023 were $24.9 million, including research and development expenses of $4.7 million, sales and marketing expenses of $11.6 million, and general and administrative expenses of $8.7 million. Please refer to the section below titled Use of Non-GAAP Financial Measures and the non-GAAP reconciliation tables at the end of this press release.

GAAP loss from operations was $25.8 million, or 318.3% of net revenues, for the second quarter of 2023, compared with $31.4 million, or 433.9% of net revenues, for the second quarter of 2022. The year-over-year decrease in GAAP loss from operations was primarily due to factors described in the above paragraphs. Excluding stock-based compensation expense, non-GAAP loss from operations losses for the second quarter of 2023 were $23.2 million, compared with $30.0 million in the second quarter of 2022.

Net loss attributable to common stockholders for the second quarter of 2023 was $25.2 million, or $1.21 per share, compared to a net loss attributable to common stockholders of $32.4 million, or $16.48 per share, for the second quarter of 2022. Excluding stock-based compensation expense, non-GAAP net loss attributable to common stockholders for the second quarter of 2023 was $22.5 million, or $1.08 per share, compared to a non-GAAP net loss of $30.9 million, or $15.71 per share, for the same period in 2022. The year-over-year decrease in both GAAP and non-GAAP net loss per share attributable to common stockholders was primarily driven by a reduction in GAAP and non-GAAP net loss, respectively, and the Company’s rights offering and related conversion of senior secured convertible notes completed in November 2022, which resulted in the issuance of 18.75 million additional shares of our common stock.

Net operating cash burn, defined as cash used in operating and investment activities, for the second quarter of 2023 was approximately $19.0 million.

Cash and cash equivalents were $60.8 million as of June 30, 2023, compared to $101.2 million as of December 31, 2022.

2023 Financial Guidance

The Company is not providing financial guidance at this time.

Conference Call and Webcast Information

The Company will not be hosting a conference call and webcast to discuss second quarter 2023 results.

About Eargo

Eargo is a medical device company on a mission to improve hearing health. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first virtually invisible, rechargeable, completely-in-canal, FDA-regulated devices indicated to compensate for mild to moderate hearing loss. Our differentiated, consumer-first approach empowers consumers to take control of their hearing. Consumers can purchase online, at retail locations or over the phone and get personalized and convenient consultation and support from hearing professionals via phone, text, email or video chat. Eargo hearing aids are offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

Eargo’s seventh generation device, Eargo 7, is an FDA 510(k) cleared, self-fitting over-the-counter hearing aid featuring Sound Adjust+ with Comfort and Clarity Modes, which focuses on noise reduction and adapting to the user’s environment and needs. Eargo 7 is available for purchase here.

Related Links

http://eargo.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including but not limited to statements regarding the continued evolution of our omni-channel business; consumer demand for our products and our ability to satisfy demand; the efficiency of our customer acquisition and media spend; our partnerships with Victra and other third-party partners; our work with payors to establish insurance coverage for our products and to establish relationships with health plans, benefits managers, and managed care providers; the effects, timing and costs of our cost reduction plans; our ability to support our customers; our strategy and innovation priorities; and our expected net operating cash runway. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks, uncertainties and assumptions related to: our expectations regarding our omni-channel business, including partnerships with retailers, resellers and other distributors (whether brick and mortar or online); the extent to which we may be able to validate and establish processes to support the submission of claims for reimbursement from third-party payors or to otherwise establish relationships with health plans, benefits managers, and managed care providers, and our ability to maintain or increase insurance coverage of our hearing aids; the timing or results of ongoing claims audits and medical records reviews by third-party payors; estimates of our future capital needs and our ability to raise capital on favorable terms, if at all, including the timing of future capital requirements and the terms or timing of any future financings; the effects, timing and costs of our cost reduction plans; the impact of the regulatory landscape for hearing aid devices on our business and results of operations; our expectations concerning additional orders by existing customers; our expectations regarding the potential market size and size of the potential consumer populations for our products and any future products, including insurance coverage of our hearing aids; our ability to release new hearing aids and the anticipated features of any such hearing aids; the performance, differentiation and attractiveness to consumers of our products; developments and projections relating to our competitors and our industry, including competing products; our ability to maintain our competitive technological advantages against new entrants in our industry; the pricing of our hearing aids; our expectations regarding the ability to make certain claims related to the performance of our hearing aids relative to competitive products; our expectations with regard to changes in the regulatory landscape for hearing aid devices and related opportunities, including the implementation and effects of the new over-the-counter hearing aid regulatory framework; and our expectations regarding macroeconomic conditions, including but not limited to the impact of COVID-19, inflationary trends, uncertainty or volatility in the market (including recent and potential disruption in the banking system and financial markets and geopolitical events (such as the conflict in Ukraine and tensions across the Taiwan Strait)) on our business and results of operations. These and other risks are described in greater detail in the sections titled “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. Any forward-looking statements in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company reports non-GAAP results for gross profit, gross margin, total operating expenses, sales and marketing expenses, research & development expenses, general & administrative expenses, total operating loss, net loss, and net loss per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include charges such as stock-based compensation, as listed in the itemized reconciliations between GAAP and non-GAAP financial measures included in this press release. Management has excluded the effects of stock-based compensation in its non-GAAP financial measures to assist investors in analyzing and assessing the Company’s operating performance. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, and they may not be comparable with similarly named financial measures of other companies. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial measures and the reconciliation between these presentations, to more fully understand its business.

Investor Contact

Adam Laponis

Chief Financial Officer

ir@eargo.com

Eargo, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$60,779	$101,238
Accounts receivable, net	961	1,910
Inventories	5,360	5,036
Prepaid expenses and other current assets	5,835	7,846
Total current assets	72,935	116,030
Operating lease right-of-use assets	7,582	5,765
Property and equipment, net	4,586	7,441
Intangible assets, net	850	1,063
Goodwill	873	873
Other assets	724	906
Total assets	$87,550	$132,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,729	$6,504
Accrued expenses	9,665	12,715
Sales returns reserve	5,070	3,942
Other current liabilities	1,457	1,462
Lease liability, current portion	602	628
Total current liabilities	20,523	25,251
Lease liability, noncurrent portion	7,210	5,973
Total liabilities	27,733	31,224
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized as of June 30, 2023 and December 31, 2022, respectively; zero shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Common stock; $0.0001 par value; 450,000,000 shares authorized as of June 30, 2023 and December 31, 2022, respectively; 20,749,579 and 20,726,965 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	621,188	615,151
Accumulated deficit	(561,373)	(514,299)
Total stockholders’ equity	59,817	100,854
Total liabilities and stockholders’ equity	$87,550	$132,078

Eargo, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue, net	$8,108	$7,247	$19,921	$16,423
Cost of revenue	6,477	4,733	13,168	10,224
Gross profit (loss)	1,631	2,514	6,753	6,199
Operating expenses:
Research and development	5,364	3,879	9,969	9,726
Sales and marketing	12,627	12,734	26,028	26,024
General and administrative	9,446	17,344	19,354	32,278
Total operating expenses	27,437	33,957	55,351	68,028
Loss from operations	(25,806)	(31,443)	(48,598)	(61,829)
Other income (expense), net:
Interest income	654	56	1,524	61
Interest expense	—	(285)	—	(549)
Loss on extinguishment of debt	—	(772)	—	(772)
Total other income (expense), net	654	(1,001)	1,524	(1,260)
Loss before income taxes	(25,152)	(32,444)	(47,074)	(63,089)
Income tax provision	—	—	—	—
Net loss and comprehensive loss	$(25,152)	$(32,444)	$(47,074)	$(63,089)
Net income (loss) attributable to common stockholders, basic and diluted	$(25,152)	$(32,444)	$(47,074)	$(63,089)
Net income (loss) per share attributable to common stockholders, basic and diluted	$(1.21)	$(16.48)	$(2.27)	$(32.07)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic and diluted	20,745,838	1,968,201	20,740,152	1,967,175

Eargo, Inc.

Results of Operations – Reconciliation between GAAP and Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

Reconciliation between GAAP and non-GAAP net loss per share attributable to common stockholders:

	Three months ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net loss per share to common stockholders, basic and diluted	$(1.21)	$(16.48)	$(2.27)	$(32.07)
Stock-based compensation	0.13	0.77	0.29	2.31
Non-GAAP net loss per share to common stockholders, basic and diluted	$(1.08)	$(15.71)	$(1.98)	$(29.76)

Reconciliation between GAAP and non-GAAP net loss attributable to common stockholders:

	Three months ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net loss attributable to common stockholders, basic and diluted	$(25,152)	$(32,444)	$(47,074)	$(63,089)
Stock-based compensation	2,629	1,511	6,037	4,535
Non-GAAP net loss attributable to common stockholders, basic and diluted	$(22,523)	$(30,933)	$(41,037)	$(58,554)

Reconciliation between GAAP and non-GAAP operating expenses and operating loss:

	Three months ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP gross profit	$1,631	$2,514	$6,753	$6,199
Stock-based compensation	48	37	90	59
Non-GAAP gross profit	$1,679	$2,551	$6,843	$6,258

GAAP gross margin	20.1%	34.7%	33.9%	37.7%
Stock-based compensation	0.6%	0.6%	0.5%	0.4%
Non-GAAP gross margin	20.7%	35.3%	34.4%	38.1%

GAAP research and development expense	$5,364	$3,879	$9,969	$9,726
Stock-based compensation	(714)	585	(1,366)	(435)
Non-GAAP research and development expense	$4,650	$4,464	$8,603	$9,291

GAAP sales and marketing expense	$12,627	$12,734	$26,028	$26,024
Stock-based compensation	(1,075)	(693)	(1,965)	(1,333)
Non-GAAP sales and marketing expense	$11,552	$12,041	$24,063	$24,691

GAAP general and administrative expense	$9,446	$17,344	$19,354	$32,278
Stock-based compensation	(792)	(1,366)	(2,616)	(2,708)
Non-GAAP general and administrative expense	$8,654	$15,978	$16,738	$29,570

GAAP total operating expense	$27,437	$33,957	$55,351	$68,028
Stock-based compensation	(2,581)	(1,474)	(5,947)	(4,476)
Non-GAAP total operating expense	$24,856	$32,483	$49,404	$63,552

GAAP operating loss	$(25,806)	$(31,443)	$(48,598)	$(61,829)
Stock-based compensation	2,629	1,511	6,037	4,535
Non-GAAP operating loss	$(23,177)	$(29,932)	$(42,561)	$(57,294)

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